Exhibit 5.1

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

15 April 2025

Your reference
Diageo Investment Corporation Three World Trade Center 175 Greenwich St New York, NY 10007 and Diageo plc 16 Great Marlborough Street London W1F 7HS United Kingdom
Our reference
CLXP/MQYB/JLZW
Direct line
+44 (0)20 7090 3884

Dear Sirs and Mesdames

Issue by Diageo Investment Corporation (the “Issuer”) of (i) U.S. $750,000,000 5.125% Fixed Rate Notes due 2030 (the “2030 Notes”) and (ii) U.S. $750,000,000 5.625% Fixed Rate Notes due 2035 (the “2035 Notes”) (each, a “Security”, and, together, the “Securities”), guaranteed as to payment of principal and interest by Diageo plc (the “Guarantor”)

We have acted as English legal advisers to the Guarantor in connection with the issue of the Securities by the Issuer with a guarantee (the “Guarantee”) of the Guarantor and have taken instructions solely from the Guarantor.

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

This opinion is delivered in connection with the prospectus in respect of the Securities of the Issuer dated 23 February 2023 and the related prospectus supplement in respect of the Securities dated 10 April 2025 (together, the “Prospectus”).

RJ Turnill DL Finkler SP Hall SR Galbraith JAD Marks DJO Schaffer DR Johnson RA Swallow CS Cameron BJ-PF Louveaux E Michael RR Ogle HL Davies JC Putnis	RA Sumroy JC Cotton CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown J Edwarde AD Jolly JS Nevin RA Byk GA Miles GE O'Keefe	MD Zerdin RL Cousin IAM Taylor DA Ives MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright	JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall RCT Jeens V MacDuff PL Mudie	DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger	HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht CL Jackson OR Moir S Shah G Kamalanathan JE Cook CA Cooke LJ Houston CW McGarel-Groves	PD Wickham RR Hilton KM Howes CR Osborne MJ Sandler CM Sharpe JM Slade WCW Brennand DJG Hay TG Newey LJE Nsoatabe PJC O’Malley SE Osprey DA Shone	S Sriram HK Sumanasuriya SC Tysoe AJJ Chadd RA Francis-Pike AF Liaqat TR Peacock TXT Zhuo	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

For the purpose of this opinion, we have examined electronic copies of the following documents:

1.	the indenture dated 1 June 1999 between the Issuer, the Guarantor and The Bank of New York Mellon (as successor in the interest to Citibank, N.A. by virtue of the agreement of resignation, appointment and acceptance dated 16 October 2007 between, among others, the Issuer, the Guarantor, The Bank of New York Mellon and Citibank, N.A.) (the “Indenture”), including the form of guarantees to be given by the Guarantor (the “Guarantees”);

2.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 14 December 2000 attached to the Deputy Secretary’s Certificate referred to in paragraph 7 below;

3.	a copy of an extract from the minutes of a meeting of the Standing Committee of the board of directors of the Guarantor held on 11 November 2003 attached to the Deputy Secretary’s Certificate referred to in paragraph 7 below;

4.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 29 July 2024 attached to the Deputy Secretary’s Certificate referred to in paragraph 7 below;

5.	a copy of emails attached to the Deputy Secretary’s Certificate referred to in paragraph 7 below from (i) the Chief Financial Officer of the Guarantor and (ii) the General Counsel and Company Secretary of the Guarantor, each dated 9 April 2025 and each approving the issuance of the Securities;

6.	a copy of the memorandum and articles of association (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors) of the Guarantor attached to the Deputy Secretary’s Certificate referred to in paragraph 7 below;

7.	a deputy company secretary’s certificate dated 15 April 2025 in respect of the Guarantor (the “Deputy Secretary’s Certificate”); and

8.	entries shown on the Registrar of Companies obtained by us from the Companies House database at 9:43 a.m. on 14 April 2025 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

We have not been concerned with investigating or verifying the facts set out in the Prospectus.

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For the purposes of this letter we have assumed:

(i)	that the Indenture and the Guarantees (collectively, the “Agreements”) in the form examined by us were duly executed and delivered by the parties thereto (other than the Guarantor);

(ii)	the conformity to original documents of all copy (including electronic copy) or draft documents examined by us and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Deputy Secretary’s Certificate) is complete and accurate and conforms to the original and would, if issued today, comply, as respects the articles of association, with section 36 of the Companies Act 2006 and that, in the case of any document of which we have examined or had regard to only an extract, the extract does not present a misleading view of the documents as a whole;

(iii)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iv)	the Agreements are valid and binding on the parties under the laws of the State of New York, United States of America (“New York law”) by which the Agreements are expressed to be governed and that the obligations under the Agreements constitute valid, binding obligations of the parties thereto under New York law (being the law by which they are expressed to be governed), enforceable in accordance with their terms in competent courts of that jurisdiction;

(v)	that the Securities will be duly issued, authenticated and delivered in accordance with the provisions of the Indenture;

(vi)	the capacity, power and authority of each of the parties (other than the Guarantor) to execute, deliver and exercise its rights and perform its obligations under the Agreements and that the Issuer has the capacity, power and authority to effect the execution, delivery and issue of the Securities;

(vii)	that no law of any jurisdiction outside England and Wales would prohibit or otherwise render the execution, delivery, issue or performance by any party of the terms of the Agreements illegal or ineffective and that, insofar as any obligation under any of the Agreements is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or prohibited by virtue of the law of that jurisdiction or contrary to public policy in that jurisdiction;

(viii)	that each Security will be in the form set out in Article Two of the Indenture and will be subject to the terms and conditions of the Indenture;

(ix)	that the terms and conditions applicable to the Securities will not be inconsistent with the Prospectus;

(x)	that (1) the information disclosed by the Company Searches and our Dye & Durham winding up search on the Central Registry of Winding-up Petitions on 14 April 2025 in relation to the Guarantor (together, the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to; and (2) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

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(xi)	that (1) no proposal for a voluntary arrangement has been made, and no moratorium has been obtained, in relation to the Issuer under Part I or Part A1 of the Insolvency Act 1986 (as amended); (2) the Guarantor has not given any notice in relation to or passed any voluntary winding-up resolution; (3) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, the Guarantor, and no step has been taken to strike off or dissolve the Guarantor; (4) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; and (5) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Guarantor or any of its assets or revenues;

(xii)	that the minutes referred to in paragraphs 2 – 4 (inclusive) above are a true record of the proceedings described therein of duly convened, constituted and quorate meetings of the Guarantor’s board of directors and the Standing Committee thereof acting in accordance with their duties as directors in so far as relevant to this opinion letter and that the relevant meetings were duly held and that the authorisations given and resolutions passed thereat have not subsequently been amended, revoked or superseded and that, in making any subsequent decision (including in connection with the issues of securities thereunder), the directors of the Guarantor and any committee or person to whom they have delegated any such decision will act in accordance with their duties as directors and officers (as applicable), in the interests of and for a proper purpose of the Guarantor;

(xiii)	that the Agreements are entered into by the Guarantor in good faith, in the interests of and for a proper purpose of the Guarantor and in furtherance of its objects under its memorandum and articles;

(xiv)	that the Agreements are in the best interests of and to the advantage of the Guarantor and likely to promote the success of the Guarantor;

(xv)	the statements made in the Deputy Secretary’s Certificate are complete and accurate as at today’s date;

(xvi)	that, for United Kingdom tax purposes, the Guarantor is resident in, and only in, the United Kingdom and the Issuer is not and will not be incorporated in the United Kingdom or resident in the United Kingdom and does not have and will not have a permanent establishment or other business presence in the United Kingdom;

(xvii)	that each of the Securities represents “loan capital” for the purposes of section 79 of the Finance Act 1986 and none of the Securities is or includes interests in, or dividends in or other rights arising out of, or rights to allotments of or to subscribe for, or options to acquire, stocks, shares or loan capital which are paired with shares issued by a body corporate incorporated in the United Kingdom;

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(xviii)	that the Agreements and the Securities have the same meaning and effect as if they were governed by English law;

(xix)	that the Agreements have been unconditionally delivered by the Guarantor;

(xx)	since 1 June 1999, no amendments have been made to the Indenture which continues in full force and effect as at the date hereof;

(xxi)	any restriction on borrowings or the giving of a guarantee in the articles of association of the Guarantor would not be contravened by the issue of the Securities, the giving of the Guarantees or by its execution of the Agreements or by its exercise of its rights or performance of its obligations thereunder;

(xxii)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Agreements under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;

(xxiii)	that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion; and

(xxiv)	that all signatures made by the authorised signatories authenticate the Agreements.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.	The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.	The Guarantor has taken all necessary corporate action to authorise the execution and delivery of the Indenture.

3.	The Indenture has been duly executed by the Guarantor.

4.	On the assumption that the Indenture creates valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Indenture from being valid and binding obligations of the Guarantor.

5.	The statements in the Prospectus in the seventh sentence of the section entitled “Enforceability of Certain Civil Liabilities” and the sections entitled “Description of Debt Securities and Guarantees – Payment of Additional Amounts” and “Taxation – United Kingdom Taxation – United Kingdom Taxation of Debt Securities” of the Prospectus, in each case as amended or supplemented by the prospectus supplement, insofar as they are summaries of United Kingdom tax considerations or refer to statements of English law or legal conclusions, in all material respects present fairly the information shown.

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Our reservations are as follows:

I.	Undertakings, covenants and indemnities contained in the Agreements and the Securities may not be enforceable before an English court insofar as they purport to require payment or reimbursement of (a) the costs of any unsuccessful litigation brought before an English court or where the court has itself made an order for costs; or (b) any stamp duties.

II.	Insofar as any obligation under the Agreements or the Securities is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

III.	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Agreements or the Securities.

IV.	This opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

V.	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities founded in the United States Federal or State securities laws.

VI.	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

VII.	The terms “binding” and “enforceable” as used in this opinion to describe an obligation mean that the obligation is of a type which the English courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

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VIII.	Other than as expressly provided in paragraph 5 above, we have not been responsible for investigating or verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Prospectus, or that no material information has been omitted from it. We express no view as to whether or not there may be other laws or regulations to which the activities described in the Prospectus could be subject or whether the persons responsible for the Prospectus have discharged their obligations in relation to it.

IX.	If an English court assumes jurisdiction, an English court would not apply New York law if:

(a)	it is not pleaded or proved;

(b)	to do so would be contrary to English public policy or mandatory rules of English law; or

(c)	to do so would give effect to a foreign penal, revenue or other public law.

X.	Where the parties have agreed to submit to the exclusive jurisdiction of the court of any place outside England and Wales, the English courts would not accept jurisdiction unless strong cause were shown.

XI.	The English courts may stay proceedings or decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. In some circumstances they may be obliged to do so and may be unable to issue a restraining order to prevent the commencement or continuation of proceedings threatened or brought in another court in breach of a jurisdiction clause.

XII.	We have not been asked to, and we do not, express any opinion as to any taxation (including value added tax) which will or may arise in connection with the Agreements or the issue or offering of the Securities.

XIII.	This opinion is subject to any limitations arising from:

(a)	United Nations, European Union or United Kingdom sanctions or other similar measures applicable to any party to the Agreements or any transfers or payments made under the Agreements; and

(b)	EU Regulation 2271/96 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

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This opinion is addressed to you in connection with the issue of the Securities. We consent to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “Taxation – United Kingdom Taxation” and “Validity of Securities” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May

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